Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

C.H. Robinson Worldwide, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.10 per share	457(c) and 457(h)	4,000,000(2)	$102.00(3)	408,000,000	0.00015310	$62,464.80
Total Offering Amounts					408,000,000		$62,464.80
Total Fee Offsets							—
Net Fee Due							$62,464.80

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the C.H. Robinson Worldwide Inc. 2022 Equity Incentive Plan (as amended and restated, the “2022 Plan”) by reason of any stock split, stock dividend or other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of outstanding Common Stock.

(2) Represents shares of Common Stock being registered for the first time pursuant to the 2022 Plan.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share is calculated on the basis of $102.00, the average of the high and low price of the Registrant’s Common Stock as reported on the Nasdaq Stock Market on July 28, 2025, which is within five business days prior to filing of this Registration Statement.